Exhibit 99.1

2 Changi South Lane Singapore 486123	65.6299.8888 Main www.flextronics.com

P R E S S R E L E A S E
Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

Christopher Collier, executive officer of the Company and Finance veteran, appointed CFO

Singapore, May 3, 2013 — Flextronics (NASDAQ: FLEX) announced that effective today, Paul Read, chief financial officer, has decided to leave the Company to pursue new opportunities, but will remain available for any necessary transitional activities through the end of the current quarter. Christopher Collier, who has served as an officer of the Company since 2005, and chief accounting officer since 2007, has been appointed chief financial officer effective immediately.

Mike McNamara, CEO of Flextronics said, “Paul has been a strong leader and valued contributor to Flextronics throughout his tenure here. I would like to personally thank him for his many years of service and the significant and positive impact he has had on the business.  I, and the entire Flextronics team, appreciate his dedication and unquestioned integrity and wish him all the best in the future.”

McNamara added, “Chris has been an instrumental leader in the company since 2000 and has been groomed for this position for many years. He has a long standing successful track record in leading the Accounting, Mergers and Acquisitions, and Corporate Finance functions for the Company.  His strong financial acumen, exceptional leadership and sharp strategic insight make Chris the natural successor for this role. ”

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading end-to-end supply chain solutions company that delivers design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories.   Flextronics is an industry leader with $24 billion in sales, generated from helping its customers design, build, ship, and service their products through an unparalleled network of facilities in more than 30 countries and across four continents. Flextronics’ service offerings and vertically integrated component technologies optimize customer supply chains by lowering costs, increasing flexibility, and reducing time-to-market. For more information, visit www.flextronics.com or follow us on Twitter @flextronics.